Filed Pursuant to Rule 424(b)(5)
File No. 333-278184-01

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell the securities and neither is soliciting any offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated June 25, 2024

PROSPECTUS SUPPLEMENT

(To prospectus dated March 22, 2024)

Florida Power & Light Company

$     Floating Rate Notes, Series due July 2, 2074

Florida Power & Light Company (“FPL”) will pay interest quarterly on the Floating Rate Notes, Series due July 2, 2074 (the “Notes”) at a rate equal to Compounded SOFR (as defined herein) minus 0.35%, subject to the provisions set forth under “Certain Terms of the Notes—Interest and Payment.” Interest on the Notes will be payable on January 2, April 2, July 2 and October 2 of each year, beginning October 2, 2024.

FPL, at its option, may redeem some or all of the Notes at any time, or from time to time, on or after July 2, 2054 at the redemption prices listed in this prospectus supplement, plus any accrued and unpaid interest thereon to but excluding the redemption date. The holders of the Notes may require FPL to repay some or all of the Notes beginning on July 2, 2025, on every January 2 and July 2 thereafter through and including July 2, 2035 and thereafter on July 2 of every subsequent second year through and including July 2, 2071, at the repayment prices listed in this prospectus supplement, plus any accrued and unpaid interest thereon to but excluding the redemption date.

If there is a “tax event,” FPL has the right to shorten the maturity of the Notes to the extent required so that the interest FPL pays on the Notes will be deductible for United States federal income tax purposes. On the new maturity date, FPL will pay 100% of the principal amount of the Notes, plus any accrued and unpaid interest thereon to but excluding the new maturity date.

The Notes are unsecured and unsubordinated and rank equally with other unsecured and unsubordinated indebtedness of FPL from time to time outstanding.

FPL does not intend to apply to list the Notes on a securities exchange.

See “Risk Factors” beginning on page S-1 of this prospectus supplement to read about certain factors you should consider before making an investment in the Notes.

Neither the Securities and Exchange Commission nor any other securities commission in any jurisdiction has approved or disapproved of the Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Price to Public		%	$
Underwriting Discount		%	$
Proceeds to FPL (before expenses)		%	$

In addition to the Price to Public set forth above, each purchaser will pay an amount equal to the interest, if any, accrued on the Notes from the date that the Notes are originally issued to the date that they are delivered to that purchaser.

The Notes are expected to be delivered in book-entry only form through The Depository Trust Company for the accounts of its participants against payment in New York, New York on or about July     , 2024.

Joint Book-Running Managers

Morgan Stanley	UBS Investment Bank

RBC Capital Markets	Citigroup

The date of this prospectus supplement is June , 2024.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and in the accompanying prospectus and in any written communication from FPL or the underwriters specifying the final terms of the offering. Neither FPL nor the underwriters have authorized anyone else to provide you with additional or different information. Neither FPL nor the underwriters are making an offer of the Notes in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

Prospectus Supplement

Prospectus

S-i

RISK FACTORS

The information in this section supplements the information in the “Risk Factors” section on page 2 of the accompanying prospectus.

Before purchasing the Notes, investors should carefully consider the following risk factors together with the risk factors and other information incorporated by reference or provided in the accompanying prospectus or in this prospectus supplement in order to evaluate an investment in the Notes.

Risks Relating to FPL’s Business

Investors should carefully consider the information under “Item 1A. Risk Factors” in FPL’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to the Notes

The composition and characteristics of the Secured Overnight Financing Rate (“SOFR”) are not the same as the London Inter-Bank Offered Rate (“LIBOR”).

On June 22, 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified SOFR as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities, and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also begun publishing historical indicative Secured Overnight Financing Rates from 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.

The composition and characteristics of SOFR are not the same as those of LIBOR, and SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR is a forward-looking rate that represents interbank funding over different maturities (e.g., three months). As a result, there can be no assurance that SOFR (including Compounded SOFR) will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as U.S. dollar LIBOR. Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the Notes may fluctuate more than floating rate debt securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repurchase agreement (“repo”) market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the Notes.

The interest rate on the Notes is based on a Compounded SOFR rate and the SOFR Index.

For each interest period (as defined below), the interest rate on the Notes is based on Compounded SOFR, which is calculated using the SOFR Index (as defined below) published by the Federal Reserve Bank of New York according to the specific formula described under “Certain Terms of the Notes—Interest and Payment—Compounded SOFR,” not the SOFR rate published on or in respect of a particular date during such interest period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the Notes during any interest period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Notes on the Interest Payment Date (as defined below) for such interest period.

The method for calculating an interest rate based upon SOFR varies. Accordingly, the use of the SOFR Index or the specific formula for the Compounded SOFR rate used in the Notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the liquidity and market value of the Notes.

Compounded SOFR and, therefore, the total amount of interest payable with respect to a particular interest period will only be capable of being determined near the end of the relevant interest period.

Compounded SOFR applicable to a particular interest period and, therefore, the amount of interest payable with respect to such interest period will be determined on the Interest Payment Determination Date (as defined below) for such interest period. Because each such date is near the end of such interest period, you will not know the amount of interest payable with respect to a particular interest period until shortly prior to the related Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Interest Payment Date. In addition, some investors may be unwilling or unable to trade the Notes without changes to their information technology systems. An inability to reliably estimate accrued and unpaid interest as well as the potential need for some investors to change their information technology systems could both adversely impact the liquidity and trading price of the Notes.

The SOFR Index may be modified or discontinued and the Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Notes.

The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than FPL, and FPL has no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively recent introduction, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the Notes and the trading prices of the Notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

If FPL (or its designee (which may be an independent financial advisor or any other designee of FPL (any of such entities, a “Designee”))) determines that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred in respect of the SOFR Index, then the interest rate on the Notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which is referred to as a “Benchmark Replacement”, as further described under “Certain Terms of the Notes—Interest and Payment.”

If a particular Benchmark Replacement (as defined below) or Benchmark Replacement Adjustment (as defined below) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined below) (such as the ARRC), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, FPL (or its Designee). In addition, the terms of the Notes expressly authorize FPL (or its Designee) to make Benchmark Replacement Conforming Changes (as defined below) with respect to, among other things, the definition of “interest period”, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Notes in connection with a Benchmark Transition Event could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance, (iv) the secondary trading market for debt securities linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

FPL (or its Designee) will make certain determinations with respect to the Notes, which determinations may adversely affect the Notes.

FPL (or its Designee) will make certain determinations with respect to the Notes as further described under “Certain Terms of the Notes—Interest and Payment.” For example, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, FPL (or its Designee) will make certain determinations with respect to the Notes in its (or its Designee’s) sole discretion as further described under the caption “Certain Terms of the Notes—Interest and Payment.” Any determination, decision or election pursuant to the benchmark replacement provisions not made by FPL’s Designee will be made by FPL. Any of these determinations may adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such Notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to Compounded SOFR or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such Notes. For further information regarding these types of determinations, see “Certain Terms of the Notes—Interest and Payment.”

FLORIDA POWER & LIGHT COMPANY

The information in this section supplements the information in the “Florida Power & Light Company” section on page 2 of the accompanying prospectus.

FPL is a rate-regulated electric utility engaged primarily in the generation, transmission, distribution and sale of electric energy in Florida. FPL is the largest electric utility in the state of Florida and one of the largest electric utilities in the U.S. At December 31, 2023, FPL had approximately 33,276 megawatts of net generating capacity and approximately 90,000 circuit miles of transmission and distribution lines and 883 substations. FPL provides service to its electric customers through an integrated transmission and distribution system that links its generation facilities to its customers.

FPL serves more than 12 million people through approximately 5.9 million customer accounts. FPL supplies electric service throughout most of the east and lower west coasts of Florida and ten counties throughout northwest Florida. FPL, which was incorporated under the laws of Florida in 1925, is a wholly-owned subsidiary of NextEra Energy, Inc.

FPL’s principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408-0420, telephone number (561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

USE OF PROCEEDS

The information in this section supplements the information in the “Use of Proceeds” section on page 3 of the accompanying prospectus. Please read these two sections together.

FPL will add the net proceeds from the sale of the Notes, which are expected to be approximately $     million (after deducting the underwriting discount and other offering expenses), to its general funds. FPL intends to use its general funds for general corporate purposes, including the repayment of a portion of FPL’s outstanding commercial paper obligations. As of June 24, 2024, FPL had approximately $2.039 billion of outstanding commercial paper obligations, which had maturities of up to 53 days and which had annual interest rates ranging from 5.36% to 5.39%. FPL will temporarily invest in short-term instruments any proceeds that are not immediately used for these purposes.

CONSOLIDATED CAPITALIZATION OF FPL AND SUBSIDIARIES

The following table shows FPL’s consolidated capitalization as of March 31, 2024, and as adjusted to reflect the issuance of the Notes and the other transactions described below. This table, which is presented in this prospectus supplement solely to provide limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus.

	March 31, 2024	Adjusted(a)
		Amount	Percent
	(In Millions)
Common shareholder’s equity	$43,406	$		%
Long-term debt (excluding current maturities)	23,393

Total capitalization	$66,799	$		100.0%

(a)

To give effect only to (i) the loan to FPL in May 2024 of the proceeds from the issuance by the Miami-Dade County Industrial Development Authority of $344 million principal amount of its Revenue Bonds (Florida Power & Light Company Project), Series 2024A & Series 2024B, (ii) the issuance in June 2024 by FPL of $750 million of first mortgage bonds due June 15, 2029, $750 million of first mortgage bonds due June 15, 2034 and $850 million of first mortgage bonds due June 15, 2054 (collectively, the “Bonds”), and (iii) the payment by FPL of a dividend to NextEra Energy, Inc. in June 2024 of $3.7 billion. Adjusted amounts do not reflect the addition of any premiums or deduction of any discounts or debt issuance costs in connection with the issuance of the Notes or the Bonds. Adjusted amounts also do not reflect any other possible additional borrowings or issuance and sale of additional securities by FPL and its subsidiaries from time to time after the date of this prospectus supplement.

CERTAIN TERMS OF THE NOTES

The information in this section supplements the information in the “Description of Senior Debt Securities” section beginning on page 14 of the accompanying prospectus. Please read these two sections together.

General. FPL will issue $     principal amount of the Notes under an indenture, dated as of November 1, 2017, referred to in this prospectus supplement as the “Indenture,” between FPL and The Bank of New York Mellon, as indenture trustee, and referred to in this prospectus supplement as the “Indenture Trustee.” An officer’s certificate will supplement the Indenture and create the specific terms of the Notes. The Indenture provides for the issuance from time to time of notes, debentures or other senior debt by FPL in an unlimited amount.

The Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

The Indenture Trustee will initially be the security registrar and the paying agent for the Notes. All transactions with respect to the Notes, including registration, transfer and exchange of the Notes, will be handled by the security registrar at an office in New York City designated by FPL. FPL has initially designated the corporate trust office of the Indenture Trustee as that office. In addition, holders of the Notes should address any notices to FPL regarding the Notes to that office. FPL will notify holders of the Notes of any change in the location of that office.

FPL may from time to time, without notice to, or the consent of, any existing holders of the Notes, create and issue additional Notes. Such additional Notes will have the same terms as the previously-issued Notes except for the issue date and, if applicable, the initial interest payment date. The additional Notes will be consolidated and form a single series with the previously-issued Notes.

Interest and Payment. FPL will pay interest quarterly on the Notes at a floating rate per annum equal to Compounded SOFR minus 0.35% (negative 0.35%, the “Margin”). The Notes will mature on July 2, 2074. FPL will pay interest on the Notes on January 2, April 2, July 2 and October 2 of each year, each such date referred to as an “Interest Payment Date,” until maturity or earlier redemption. The first Interest Payment Date will be October 2, 2024. The record date for interest payable on any Interest Payment Date shall be the close of business on (1) the business day immediately preceding such Interest Payment Date so long as all of the Notes remain in book-entry only form, or (2) the 15th calendar day immediately preceding such Interest Payment Date if any of the Notes do not remain in book-entry only form. See “—Book-Entry Only Issuance.” Interest on the Notes will accrue from and including the date of original issuance to but excluding the first Interest Payment Date. Starting on the first Interest Payment Date, interest on each Note will accrue from and including the last Interest Payment Date to which FPL has paid, or duly provided for the payment of, interest on that Note to but excluding the next succeeding Interest Payment Date. No interest will accrue on a Note for the day that the Note matures. The amount of interest payable for any period will be computed on the basis of a 360-day year and the actual number of days in the Observation Period (as defined below).

If any Interest Payment Date falls on a day that is not a business day, as defined below, FPL will make the interest payment on the next succeeding business day unless that business day is in the next succeeding calendar month, in which case (other than in the case of the maturity date or a redemption date) FPL will make the interest payment on the immediately preceding business day. If an interest payment is made on the next succeeding business day, no interest will accrue as a result of the delay in payment. If the maturity date or a redemption date of the Notes falls on a day that is not a business day, the payment due on such date will be postponed to the next succeeding business day, and no further interest will accrue in respect of such postponement. A “business day” is any day that is not a Saturday, a Sunday, or a day on which banking institutions or trust companies in New York City are generally authorized or required by law or executive order to remain closed.

As further described herein, on each Interest Payment Determination Date relating to the applicable Interest Payment Date, the calculation agent (as defined below) will calculate the amount of accrued interest payable on the Notes by multiplying (i) the outstanding principal amount of the Notes by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event will the interest rate on the Notes be less than zero.

The term “interest period”, with respect to the Notes, means (i) the period from and including any Interest Payment Date (or, with respect to the initial interest period only, from and including July  , 2024) to but excluding the next succeeding Interest Payment Date, (ii) in the case of the last such period, the period from and including the Interest Payment Date immediately preceding the maturity date to but excluding the maturity date or (iii) in the event of any redemption of the Notes, the period from and including the Interest Payment Date immediately preceding the applicable redemption date to but excluding such redemption date.

Secured Overnight Financing Rate and the SOFR Index. SOFR is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.

The SOFR Index is published by the Federal Reserve Bank of New York and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.

The Federal Reserve Bank of New York notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

Compounded SOFR. “Compounded SOFR” will be determined by the calculation agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” = For periods other than the initial interest period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period, the SOFR Index value on June  , 2024;

“SOFR IndexEnd” = The SOFR Index value on the Interest Payment Determination Date relating to the applicable Interest Payment Date (or, in the final interest period, relating to the maturity date, or in the case of a redemption of the Notes, relating to the applicable redemption date); and

“dc” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR,

“Interest Payment Determination Date” means the date that is two U.S. Government Securities Business Days before each Interest Payment Date (or, in the final interest period, before the maturity date or, in the case of a redemption of the Notes, before the applicable redemption date).

“Observation Period” means, in respect of each interest period, the period from and including the date that is two U.S. Government Securities Business Days preceding the first date in such interest period to but excluding the date that is two U.S. Government Securities Business Days preceding the Interest Payment Date for such interest period (or, in the final interest period, preceding the maturity date or, in the case of a redemption of the Notes, preceding the applicable redemption date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)

the SOFR Index value as published by the SOFR Administrator (as defined below) as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2)

if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below, or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the documentation relating to the Notes, if FPL (or its Designee) determines on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on the Notes will be an annual rate equal to the sum of the Benchmark Replacement and the applicable margin.

SOFR Index Unavailable Provisions. If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website, currently located at https://www.newyorkfed.org/markets/reference-rates/additional-information-about-reference-rates. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180-calendar days” shall be removed. If SOFR does not so appear for any day “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event.

Benchmark Replacement. If FPL (or its Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, FPL (or its Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by FPL (or its Designee) pursuant to the benchmark replacement provisions described in this subsection “Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in FPL’s (or its Designee’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Notes, shall become effective without consent from the holders of the Notes or any other party.

Certain Defined Terms. As used herein, the following terms have the following meanings:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by FPL (or its Designee) as of the Benchmark Replacement Date:

(1)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(3)

the sum of: (a) the alternate rate of interest that has been selected by FPL (or its Designee) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by FPL (or its Designee) as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by FPL (or its Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

The Benchmark Replacement Adjustment shall not include the Margin specified in this prospectus supplement and such Margin shall be applied to the Benchmark Replacement to determine the interest payable on the Notes.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of “interest period”, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that FPL (or its Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if FPL (or its Designee) decides that adoption of any portion of such market practice is not administratively feasible or if FPL (or its Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as FPL (or its Designee) determines is reasonably necessary or practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2021 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by FPL (or its Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Calculation of the Interest Rate

The “calculation agent” means a banking institution or trust company appointed by FPL to act as calculation agent, initially The Bank of New York Mellon.

Absent willful misconduct, bad faith or manifest error, the calculation of the applicable interest rate for each interest period by the calculation agent, or in certain circumstances described above, by FPL (or its Designee) will be final and binding on FPL, the Indenture Trustee, and the holders of the Notes.

None of the Indenture Trustee, paying agent, registrar or calculation agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark

Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. In connection with the foregoing, each of the Indenture Trustee, paying agent, registrar and calculation agent shall be entitled to conclusively rely on any determinations made by FPL (or its Designee) without independent investigation, and none will have any liability for actions taken at the direction of FPL in connection therewith.

None of the Indenture Trustee, paying agent, registrar or calculation agent shall be liable for any inability, failure or delay on its part to perform any of its duties described in this prospectus supplement and the accompanying prospectus as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information contemplated by this prospectus supplement and the accompanying prospectus and reasonably required for the performance of such duties. In connection with any determinations made under this subsection “Effect of Benchmark Transition Event”, none of the Indenture Trustee, paying agent, registrar or calculation agent shall be responsible or liable for the actions or omissions of FPL (or its Designee), or for any failure or delay in the performance by FPL (or its Designee), nor shall any of the Indenture Trustee, paying agent, registrar or calculation agent be under any obligation to oversee or monitor the performance of FPL (or its Designee).

Optional Redemption. On or after July 2, 2054, FPL may redeem some or all of the Notes, at its option, at any time or from time to time, in amounts of $1,000 or any multiple of $1,000 in excess thereof, at the following redemption prices (in each case expressed as a percentage of the principal amount), if redeemed during the six-month periods beginning on January 2 or July 2 as set forth below:

Six-month period beginning on	Redemption price
July 2, 2054	105.00%
January 2, 2055	105.00%
July 2, 2055	104.50%
January 2, 2056	104.50%
July 2, 2056	104.00%
January 2, 2057	104.00%
July 2, 2057	103.50%
January 2, 2058	103.50%
July 2, 2058	103.00%
January 2, 2059	103.00%
July 2, 2059	102.50%
January 2, 2060	102.50%
July 2, 2060	102.00%
January 2, 2061	102.00%
July 2, 2061	101.50%
January 2, 2062	101.50%
July 2, 2062	101.00%
January 2, 2063	101.00%
July 2, 2063	100.50%
January 2, 2064	100.50%
July 2, 2064	100.00%

and thereafter at 100% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the redemption date.

FPL will give notice of its intent to redeem some or all of the Notes at least 10 but no more than 60 days prior to a redemption date.

If FPL at any time elects to redeem some but not all of the Notes, the Indenture Trustee will select the particular Notes (or portions of the Notes in multiples of $1,000) to be redeemed by lot. However, if the Notes are solely registered in the name of Cede & Co. and traded through The Depository Trust Company, or “DTC,” then DTC will select the Notes to be redeemed in accordance with its practices as described below in “—Book-Entry Only Issuance.”

If, at the time notice of redemption is given, the redemption moneys are not on deposit with the Indenture Trustee, then, if such notice so provides, the redemption shall be subject to the receipt of the redemption moneys on or before the redemption date and such notice of redemption shall be of no force or effect unless such moneys are received.

Repayment at Option of a Holder. The Notes will be repayable at the option of a holder of the Notes, in whole or in part, on the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount) as set forth below:

Repayment date	Repayment price
July 2, 2025	98.00%
January 2, 2026	98.00%
July 2, 2026	98.00%
January 2, 2027	98.00%
July 2, 2027	98.00%
January 2, 2028	98.00%
July 2, 2028	98.00%
January 2, 2029	98.00%
July 2, 2029	98.00%
January 2, 2030	99.00%
July 2, 2030	99.00%
January 2, 2031	99.00%
July 2, 2031	99.00%
January 2, 2032	99.00%
July 2, 2032	99.00%
January 2, 2033	99.00%
July 2, 2033	99.00%
January 2, 2034	99.00%
July 2, 2034	99.00%
January 2, 2035	99.00%
July 2, 2035	100.00%

and on July 2 of every second year thereafter, through and including July 2, 2071, at 100% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the repayment date.

In order for a Note to be repaid at the option of a holder, the Indenture Trustee must receive, at least 30 but not more than 60 days before the optional repayment date,

(1)	the Note with the form entitled “Option to Elect Repayment” on the reverse of the Note duly completed or

(2)

an electronic transmission or a letter from a member of a national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United States which must set forth:

•	the name of the holder of the Note;

•	the principal amount of the Note;

•	the principal amount of the Note to be repaid;

•	the certificate number or a description of the tenor and terms of the Note; and

•

a statement that the option to elect repayment is being exercised and a guarantee that the Note to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Note, will be received by the Indenture Trustee not later than the fifth business day after the date of that electronic transmission or letter.

The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be in an authorized denomination. With respect to the Notes registered in the name of Cede & Co. and traded through DTC, see “—Book-Entry Only Issuance.”

Conditional Right to Shorten Maturity. FPL intends to deduct interest paid on the Notes for United States federal income tax purposes. There have been proposed tax law changes in the past that, among other things, would have prohibited an issuer from being able to deduct some or all of the interest payments on debt instruments such as the Notes. FPL cannot assure you that similar legislation affecting FPL’s ability to deduct interest paid on the Notes will not be enacted in the future or that any such legislation would not affect the Notes. As a result, FPL cannot assure you that a tax event (as defined below) will not occur.

If a tax event occurs, FPL will have the right to shorten the maturity of the Notes, without the consent of the holders of the Notes,

•

to the minimum extent required, in the opinion of nationally recognized independent tax counsel, so that, after shortening the maturity, interest paid on the Notes will be deductible for United States federal income tax purposes or

•	if that counsel cannot opine definitively as to such a minimum period, the minimum extent so required to maintain FPL’s interest deduction,

in each case, to the extent deductible under current law, as determined in good faith by FPL’s board of directors, after receipt of an opinion of that counsel regarding the applicable legal standards. In that case, the amount payable on the Notes on that new maturity date will be equal to 100% of the principal amount of the Notes, together with any accrued and unpaid interest thereon to but excluding that new maturity date. FPL cannot assure you that it would not exercise its right to shorten the maturity of the Notes if a tax event occurs or as to the period that the maturity would be shortened. If FPL elects to exercise its right to shorten the maturity of the Notes when a tax event occurs, FPL will give notice to each holder of the Notes not more than 60 days after the occurrence of the tax event, stating the new maturity date of the Notes. If the Notes are solely registered in the name of Cede & Co. and traded through DTC, then such notice will be delivered to DTC, and transmitted by DTC in accordance with its practices as described below in “—Book-Entry Only Issuance.”

FPL believes that the Notes should constitute indebtedness for United States federal income tax purposes under current law and, in that case, an exercise of its right to shorten the maturity of the Notes upon a tax event should not be a taxable event to holders for those purposes. Prospective investors should be aware, however, that FPL’s exercise of its right to shorten the maturity of the Notes would be a taxable exchange to holders for United States federal income tax purposes if the Notes are treated as equity for United States federal income tax purposes before the maturity of the Notes is shortened, and as debt for such purposes after the maturity of the Notes is shortened for those purposes.

“Tax event” means that FPL shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of:

•	any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States;

•

any judicial decision, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or

•

any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, occurring on or after the date of this prospectus supplement, there is more than an insubstantial increase in the risk that interest paid by FPL on the Notes is not, or will not be, deductible, in whole or in part, by FPL for United States federal income tax purposes.

Notes Used as Qualified Replacement Property. Prospective investors seeking to treat the Notes as “qualified replacement property” for purposes of deferring gain upon the investors’ sale of  “qualified securities” under section 1042 of the Internal Revenue Code of 1986, as amended, should be aware that section 1042 requires the issuer to meet certain requirements in order for the Notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic operating corporation

•

that did not, for the taxable year preceding the taxable year in which such security was purchased, have “passive investment income” for purposes of section 1042 in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the “Passive Income Test”) and

•	that did not itself (or have a controlled group member) issue the qualified securities.

For purposes of the Passive Income Test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation when computing the amount of passive investment income for purposes of section 1042.

FPL believes that it qualifies as a domestic operating corporation within the meaning of section 1042 and that it meets the Passive Income Test, as determined under section 1042, for the taxable year ended December 31, 2023. In making this determination, FPL has made certain assumptions and used procedures which it believes are reasonable. FPL cannot give any assurance as to whether it will continue to qualify as a domestic operating corporation or meet the Passive Income Test. In addition, it is possible that the Internal Revenue Service may disagree with the manner in which FPL determined whether it meets the Passive Income Test for the taxable year ended December 31, 2023 or the conclusions reached in this discussion. Prospective purchasers of the Notes should consult with their own tax advisors with respect to these and other tax matters relating to the Notes.

Security and Ranking. The Notes will be unsecured obligations of FPL. The Indenture does not limit FPL’s ability to provide security with respect to other notes, debentures or other senior debt of FPL issued under the Indenture (which, together with the Notes, are collectively referred to as the “Senior Debt Securities”). All Senior Debt Securities issued under the Indenture will rank equally and ratably with all other Senior Debt Securities issued under the Indenture, except to the extent that FPL elects to provide security with respect to any Senior Debt Security (other than the Notes) without providing that security to all outstanding Senior Debt Securities in accordance with the Indenture. The Notes will rank senior to any debt securities of FPL that are expressly subordinated by their terms. The Senior Debt Securities will effectively rank junior to FPL’s first mortgage bonds, which are secured by a lien on substantially all of the properties and franchises that FPL owns. As of March 31, 2024, FPL had approximately $21.6 billion of first mortgage bonds outstanding under its Mortgage and Deed of Trust, dated as of January 1, 1944 (the “1944 Mortgage”). As of March 31, 2024, FPL could have issued under the 1944 Mortgage in excess of $27 billion of additional first mortgage bonds based on unfunded Property Additions (as defined in the accompanying prospectus) and $7 billion of additional first mortgage bonds based on retired first mortgage bonds. The Indenture does not limit the aggregate amount of indebtedness that FPL may issue, guarantee or otherwise incur.

Book-Entry Only Issuance. The Notes will trade through DTC. The Notes will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the Notes, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the Indenture Trustee as custodian for DTC.

DTC is a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who clear through or maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the Securities and Exchange Commission.

Purchases of the Notes within the DTC system must be made through participants, who will receive a credit for the Notes on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased Notes. Transfers of ownership in the Notes are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their Notes, except if use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the participants to whose accounts such Notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults and proposed amendments to the Indenture. Beneficial owners of the Notes may wish to ascertain that the nominee holding the Notes has agreed to obtain and transmit notices to the beneficial owners.

Redemption notices will be sent to Cede & Co., as registered holder of the Notes. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the Notes of each participant to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to the Notes, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to FPL as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Notes are credited on the record date. FPL believes that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Notes.

Payments of redemption proceeds, principal of, and interest on the Notes will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from FPL or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the Indenture Trustee or FPL, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is the responsibility of FPL. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

Except as provided in this prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Notes.

A beneficial owner shall give notice to elect to have its Notes repaid, through its participant, to the Indenture Trustee, and shall effect delivery of such Notes by causing the participant to transfer the interest in the Notes, on DTC’s records, to the Indenture Trustee. The requirement for physical delivery of the Notes in connection with a repayment of the Notes at the option of a holder will be deemed satisfied when the ownership rights in the Notes are transferred by participants on DTC’s records and followed by a book-entry credit of the Notes to the Indenture Trustee’s DTC account.

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to FPL. In the event no successor securities depositary is obtained, certificates for the Notes will be printed and delivered. FPL may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, FPL may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the Notes. In that event, certificates for such Notes will be printed and delivered. If certificates for Notes are printed and delivered,

•	the Notes will be issued in fully registered form without coupons;

•

a holder of certificated Notes would be able to exchange those Notes, without charge, for an equal aggregate principal amount of the Notes, having the same issue date and with identical terms and provisions; and

•	a holder of certificated Notes would be able to transfer those Notes without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that FPL believes to be reliable, but none of FPL, the underwriters or the Indenture Trustee takes any responsibility for the accuracy of this information.

UNDERWRITING

The information in this section supplements the information in the “Plan of Distribution” section beginning on page 48 of the accompanying prospectus. Please read these two sections together.

FPL is selling the Notes to the underwriters named in the table below pursuant to an underwriting agreement between FPL and the underwriters named below. Subject to certain conditions, FPL has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite that underwriter’s name in the table below:

Underwriter	Principal Amount of Notes
Morgan Stanley & Co. LLC	$
UBS Securities LLC
RBC Capital Markets, LLC
Citigroup Global Markets Inc.

Total	$

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Notes when and if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitment of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Notes to the public when and if the underwriters buy the Notes from FPL.

FPL will compensate the underwriters by selling the Notes to them at a price that is less than the price to public set forth on the cover page of this prospectus supplement by the amount of the “Underwriting Discount” set forth in the table below. The underwriters will sell the Notes to the public at the price to public and may sell the Notes to certain dealers at a price that is less than the price to public by no more than the amount of the “Initial Dealers’ Concession” set forth in the table below. The underwriters and such dealers may sell the Notes to certain other dealers at a price that is less than the price to public by no more than the amounts of the “Initial Dealers’ Concession” and the “Reallowed Dealers’ Concession” set forth in the table below.

(expressed as a percentage of principal amount)
Underwriting Discount		%
Initial Dealers’ Concession		%
Reallowed Dealers’ Concession		%

An underwriter may reject any or all offers for the Notes. After the initial public offering of the Notes, the underwriters may change the offering price and other selling terms of the Notes.

New Issue

The Notes are a new issue of securities with no established trading market. FPL does not intend to apply to list the Notes on a securities exchange. The underwriters have advised FPL that they intend to make a market in the Notes but are not obligated to do so and may discontinue such market-making activities at any time without notice. FPL cannot give any assurance as to the maintenance of any trading market for, or the liquidity of, the Notes. The availability and liquidity of a trading market for the Notes may also be affected to the extent purchasers treat the Notes as qualified replacement property.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment includes syndicate sales of the Notes in excess of the principal amount of the Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of the Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim an initial dealers’ concession from a syndicate member when any of the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchases the Notes originally sold by that syndicate member.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Expenses and Indemnification

FPL estimates that its expenses in connection with the sale of the Notes, other than underwriting discounts, will be approximately $800,000. This estimate includes expenses relating to printing, rating agency fees, the Indenture Trustee’s fees and legal fees, among other expenses.

FPL has agreed to indemnify the several underwriters against, or to contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

Certain Relationships

The underwriters and their respective affiliates may engage in transactions with, and may perform services for, FPL and its affiliates in the ordinary course of business and have engaged, and may engage in the future, in commercial banking and/or investment banking transactions with FPL and its affiliates.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of FPL or its affiliates. If any of the underwriters or their affiliates have a lending relationship with FPL, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to FPL consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in FPL’s securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

It is expected that delivery of the Notes will be made against payment therefor on or about July  , 2024, which will be the second business day following the date of pricing of the Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Notes initially will settle in T+2, purchasers who wish to trade the Notes on the date of pricing of the Notes should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

PROSPECTUS

Florida Power & Light Company

Preferred Stock,

Warrants,

First Mortgage Bonds,

Senior Debt Securities

and

Subordinated Debt Securities

Florida Power & Light Company (“FPL”) may offer any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized from time to time. This prospectus may also be used by a selling securityholder of the securities described herein.

FPL will provide specific terms of the securities, including the offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

FPL may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section beginning on page 28 of this prospectus also provides more information on this topic.

See “Risk Factors” on page 2 of this prospectus to read about certain factors you should consider before purchasing any of the securities being offered.

FPL’s principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408-0420, telephone number (561) 694-4000, and their mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

March 22, 2024

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that FPL and certain of its affiliates have filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process.

Under this shelf registration process, FPL may issue and sell any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized by the board of directors of FPL. FPL may offer any of the following securities: preferred stock, warrants to purchase preferred stock, first mortgage bonds, senior debt securities and subordinated debt securities.

This prospectus provides you with a general description of the securities that FPL may offer. Each time FPL sells securities, FPL will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will be discussed in the applicable prospectus supplement if necessary. The applicable prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

For more detailed information about the securities, please read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference from earlier SEC filings listed in the registration statement.

RISK FACTORS

Before purchasing the securities, investors should carefully consider the risk factors described in FPL’s annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, together with the other information incorporated by reference or provided in this prospectus or in a related prospectus supplement in order to evaluate an investment in the securities.

FPL

FPL is a rate-regulated electric utility engaged primarily in the generation, transmission, distribution and sale of electric energy in Florida. FPL is the largest electric utility in the state of Florida and one of the largest electric utilities in the U.S. At December 31, 2023, FPL had 33,276 megawatts of net generating capacity and approximately 90,000 circuit miles of transmission and distribution lines and 883 substations. FPL provides service to its electric customers through an integrated transmission and distribution system that links its generation facilities to its customers.

FPL serves more than 12 million people through approximately 5.9 million customer accounts. FPL supplies electric service throughout most of the east and lower west coasts of Florida and eight counties throughout northwest Florida. FPL, which was incorporated under the laws of Florida in 1925, is a wholly-owned subsidiary of NextEra Energy, Inc.

FPL’s principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number (561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

USE OF PROCEEDS

Unless otherwise stated in a prospectus supplement, FPL will add the net proceeds from the sale of its securities to its general funds. FPL uses its general funds for corporate purposes, including to repay short-term borrowings, to repay, redeem or repurchase outstanding debt and to finance the acquisition or construction of additional electric facilities and capital improvements to and maintenance of existing facilities. FPL may temporarily invest any proceeds that it does not need to use immediately in short-term instruments.

WHERE YOU CAN FIND MORE INFORMATION

FPL files annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by FPL with the SEC. The SEC maintains an internet website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including FPL. FPL also maintains an internet website (www.fpl.com). Information on FPL’s internet website is not a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows FPL to “incorporate by reference” information that FPL files with the SEC, which means that FPL may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in any subsequently filed document which also is or is deemed to be incorporated in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. FPL is incorporating by reference the document listed below and any future filings FPL makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus (other than any documents, or portions of documents, not deemed to be filed) until FPL sells all of the securities covered by the registration statement:

(1)	FPL’s Annual Report on Form 10-K for the year ended December 31, 2023.

You may request a copy of these documents, at no cost to you, by writing or calling Thomas P. Giblin, Jr., Esq., Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, (212) 309-6000. FPL will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

FORWARD-LOOKING STATEMENTS

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, FPL is herein filing cautionary statements identifying important factors that could cause FPL’s actual results to differ materially from those projected in forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, made by or on behalf of FPL in this prospectus or any prospectus supplement, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, strategies, future events or performance (often, but not always, through the use of words or phrases such as “may result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “will,” “could,” “should,” “would,” “estimated,” “may,” “plan,” “potential,” “future,” “projection,” “goals,” “target,” “outlook,” “predict,” and “intend” or words of similar meaning) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, important factors discussed in FPL’s reports that are incorporated herein by reference (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could have a significant impact on FPL’s operations and financial results, and could cause FPL’s actual results to differ materially from those contained or implied in forward-looking statements made by or on behalf of FPL.

Any forward-looking statement speaks only as of the date on which such statement is made, and FPL undertakes no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.

The issues and associated risks and uncertainties discussed in the reports that are incorporated herein by reference are not the only ones FPL may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with those additional issues could impair FPL’s business in the future.

DESCRIPTION OF PREFERRED STOCK

General. The following statements describing FPL’s preferred stock are not intended to be a complete description. For additional information, please see FPL’s Restated Articles of Incorporation, as currently in effect (“Charter”), and its Amended and Restated Bylaws, as currently in effect. You should read this summary together with the articles of amendment to the Charter, which will describe the terms of any preferred stock to be offered hereby, for a complete understanding of all the provisions. Each of these documents has previously been filed, or will be filed, with the SEC and each is or will be an exhibit to the registration statement filed with the SEC of which this prospectus is a part. Reference is also made to the Florida Business Corporation Act and other applicable laws.

The Charter currently authorizes three classes of preferred stock. No shares of preferred stock are presently outstanding. Unless the Charter is amended prior to the offering of the preferred stock offered hereunder to change the class or classes of preferred stock authorized to be issued, the preferred stock offered hereunder will be one or more series of FPL’s Preferred Stock, $100 par value per share (“Serial Preferred Stock”) and/or one or more series of FPL’s Preferred Stock, without par value (“No Par Preferred Stock”). Under the Charter, 10,414,100 shares of Serial Preferred Stock and 5,000,000 shares of No Par Preferred Stock are available for issuance. The Charter also authorizes the issuance of 5,000,000 shares of Subordinated Preferred Stock, without par value (“Subordinated Preferred Stock”). References in this “Description of Preferred Stock” section of this prospectus to preferred stock do not include the Subordinated Preferred Stock.

In the event that the Charter is amended to change its authorized preferred stock, the authorized preferred stock will be described in a prospectus supplement.

Some terms of a series of preferred stock may differ from those of another series. The terms of any preferred stock being offered will be described in a prospectus supplement. These terms will also be described in articles of amendment to the Charter, which will establish the terms of the preferred stock being offered. These terms will include any of the following that apply to that series:

(1)	the class of preferred stock, the number of shares in the series and the title of that series of preferred stock,

(2)	the annual rate or rates of dividends payable and the date from which such dividends shall commence to accrue,

(3)

the terms and conditions, including the redemption price and the date or dates, on which the shares of the series of preferred stock may be redeemed or converted into another class of security, the manner of effecting such redemption and any restrictions on such redemptions,

(4)	any sinking fund or other provisions that would obligate FPL to redeem or repurchase shares of the series of preferred stock, and

(5)	with respect to the No Par Preferred Stock only, variations with respect to whole or fractional voting rights and involuntary liquidation values.

Voting Rights. NEE, as the owner of all of FPL’s common stock, has sole voting power with respect to FPL, except as provided in the Charter or as otherwise required by law. The voting rights provided in the Charter relating to the Serial Preferred Stock and the No Par Preferred Stock will be described in the applicable prospectus supplement relating to any particular preferred stock being offered.

Liquidation Rights. In the event of any voluntary liquidation, dissolution or winding up of FPL, unless otherwise described in a related prospectus supplement, the Serial Preferred Stock and No Par Preferred Stock will rank pari passu with all classes of preferred stock then outstanding and shall have a preference over each series of the Subordinated Preferred Stock (none of which has been issued or is currently outstanding) and the common stock until an amount equal to the then current redemption price shall have been paid. In the event of any involuntary liquidation, dissolution or winding up of FPL,

(1)

the Serial Preferred Stock will rank pari passu with all classes of preferred stock then outstanding and shall also have a preference over each series of the Subordinated Preferred Stock and the common stock until $100 per share shall have been paid, and

(2)

the No Par Preferred Stock will rank pari passu with all classes of FPL’s preferred stock then outstanding and shall also have a preference over each series of Subordinated Preferred Stock and the common stock until the full involuntary liquidation value thereof, as established upon issuance of the applicable series of No Par Preferred Stock, shall have been paid, plus, in each case, all accumulated and unpaid dividends thereon, if any. Any changes to the liquidation rights of the Serial Preferred Stock and the No Par Preferred Stock will be described in a prospectus supplement relating to any preferred stock being offered.

DESCRIPTION OF WARRANTS

FPL may issue warrants to purchase preferred stock. The terms of any such warrants being offered and any related warrant agreement between FPL and a warrant agent will be described in a prospectus supplement.

DESCRIPTION OF BONDS

General. FPL will issue first mortgage bonds, in one or more series, under its Mortgage and Deed of Trust dated as of January 1, 1944, with Deutsche Bank Trust Company Americas, as mortgage trustee, which has been amended and supplemented in the past, which may be supplemented prior to the issuance of these first mortgage bonds, and which will be supplemented again by one or more supplemental indentures relating to these first mortgage bonds. The Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the “Mortgage.” Deutsche Bank Trust Company Americas, as trustee under the Mortgage, is referred to in this prospectus as the “Mortgage Trustee.” The first mortgage bonds offered pursuant to this prospectus and any applicable prospectus supplement are referred to as the “Bonds.”

FPL may issue an unlimited amount of First Mortgage Bonds under the Mortgage so long as it meets the issuance tests set forth in the Mortgage, which are generally described below under “—Issuance of Additional Bonds.” The Bonds and all other first mortgage bonds issued previously or hereafter under the Mortgage are collectively referred to in this prospectus as the “First Mortgage Bonds.”

This section briefly summarizes some of the terms of the Bonds and some of the provisions of the Mortgage and uses some terms that are not defined in this prospectus but that are defined in the Mortgage. This summary is not complete. You should read this summary together with the Mortgage and the supplemental indenture creating the Bonds for a complete understanding of all the provisions. The Mortgage and the form of supplemental indenture have previously been filed with the SEC, and are exhibits to the registration statement filed with the SEC of which this prospectus is a part. In addition, the Mortgage is qualified as an indenture under the Trust Indenture Act of 1939 and therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.

All Bonds of one series need not be issued at the same time, and a series may be re-opened for issuances of additional Bonds of such series. This means that FPL may from time to time, without notice to, or the consent of any existing holders of the previously-issued Bonds of a particular series, create and issue additional Bonds of such series. Such additional Bonds will have the same terms as the previously-issued Bonds of such series in all respects except for the issue date and, if applicable, the initial interest payment date. The additional Bonds will be consolidated and form a single series with the previously-issued Bonds of such series.

Each series of Bonds may have different terms. FPL will include some or all of the following information about a specific series of Bonds in a prospectus supplement relating to that specific series of Bonds:

(1)	the designation and series of those Bonds,

(2)	the aggregate principal amount of those Bonds,

(3)	the offering price of those Bonds,

(4)	the date(s) on which those Bonds will mature,

(5)	the interest rate(s) for those Bonds, or how the interest rate(s) will be determined,

(6)	the dates on which FPL will pay the interest on those Bonds,

(7)	the denominations in which FPL may issue those Bonds, if other than denominations of $1,000 or multiples of $1,000,

(8)	the place where the principal of and interest on those Bonds will be payable, if other than at Deutsche Bank Trust Company Americas in New York City,

(9)	the currency or currencies in which payment of the principal of and interest on those Bonds may be made, if other than U.S. dollars,

(10)	the terms pursuant to which FPL may redeem any of those Bonds,

(11)	whether all or a portion of those Bonds will be in global form, and

(12)	any other terms or provisions relating to those Bonds that are not inconsistent with the provisions of the Mortgage.

FPL will issue the Bonds in fully registered form without coupons, unless otherwise stated in a prospectus supplement. A holder of Bonds may exchange those Bonds, without charge, for an equal aggregate principal amount of Bonds of the same series, having the same issue date and with identical terms and provisions, unless otherwise stated in a prospectus supplement. A holder of Bonds may transfer those Bonds without cost to the holder, other than for applicable stamp taxes or other governmental charges, unless otherwise stated in a prospectus supplement.

Reserved Amendment Rights and Consents. FPL has reserved the right to amend the Mortgage without the consent or other action by the holders of any First Mortgage Bonds created on or after June 15, 2018, to make changes to the Mortgage, including those described in this “Description of Bonds.” In addition, each initial and future Holder of the Bonds that FPL may offer pursuant to this prospectus, by its acquisition of an interest in such Bonds, will irrevocably (a) consent to the amendments to the Mortgage described herein and set forth in the One Hundred Twenty-Eighth Supplemental Indenture referred to below, and (b) designate the Mortgage Trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such Holder in favor of such amendments at any meeting of bondholders, in lieu of any meeting of bondholders, in any consent solicitation or otherwise. As of December 31, 2023, the holders of First Mortgage Bonds in the principal amount of $9.7 billion, representing approximately 49% of the aggregate principal amount of the First Mortgage Bonds then outstanding have consented to such amendments. This section briefly summarizes the reserved amendment rights that relate to the provisions of the Mortgage described herein. This summary is not complete. You should read this summary together with the One Hundred Twenty-Eighth Supplemental Indenture, dated as of June 15, 2018, which has been filed with the SEC and is an exhibit to the registration statement filed with the SEC of which this prospectus is a part, together with the Mortgage for a complete understanding of the reserved amendment rights.

Special Provisions for Retirement of Bonds. If, during any 12 month period, any governmental body orders FPL to dispose of mortgaged property, or buys mortgaged property from FPL, and FPL receives $10 million or more from the sale or disposition, then, in most cases, FPL must use that money to redeem First Mortgage Bonds. If this occurs, FPL may redeem First Mortgage Bonds of any series that are redeemable for such reason at the redemption prices applicable to those First Mortgage Bonds. If any Bonds are so redeemable, the redemption prices applicable to those Bonds will be set forth in a prospectus supplement.

Security. The Mortgage secures the Bonds as well as all other First Mortgage Bonds already issued under the Mortgage and still outstanding. FPL may issue more First Mortgage Bonds in the future and those First Mortgage Bonds will also be secured by the Mortgage. The Mortgage constitutes a first mortgage lien on all of the properties and franchises that FPL owns, except as discussed below.

The lien of the Mortgage is or may be subject to the following:

(1)	leases of minor portions of FPL’s property to others for uses that do not interfere with FPL’s business,

(2)	leases of certain property that is not used in FPL’s electric business,

(3)	Excepted Encumbrances, which include certain tax and real estate liens, and specified rights, easements, restrictions and other obligations, and

(4)	vendors’ liens, purchase money mortgages and liens on property that already exist at the time FPL acquires that property.

FPL has reserved the right to amend the Mortgage without the consent or other action by the holders of any First Mortgage Bonds created on or after June 15, 2018, to revise the definition of “Excepted Encumbrances” to mean the following:

(1)

tax liens, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to FPL’s general counsel or to such other person designated by FPL to receive such notices,

(2)

mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any of FPL’s employees for salary or wages earned, but not yet payable, and other liens, including without limitation liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to FPL’s general counsel or to such other person designated by FPL to receive such notices,

(3)	specified judgment liens and prepaid liens,

(4)	easements, leases, reservations or other rights of others (including governmental entities) in, and defects of title in, FPL’s property,

(5)	liens securing indebtedness or other obligations relating to real property FPL acquired for specified transmission or distribution purposes or for the purpose of obtaining rights-of-way,

(6)	specified leases and leasehold, license, franchise and permit interests,

(7)	liens resulting from law, rules, regulations, orders or rights of governmental authorities and specified liens required by law or governmental regulations,

(8)	liens to secure public obligations; rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by FPL or by others on FPL’s property,

(9)	rights and interests of persons other than FPL arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those persons in the property,

(10)	restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public services corporation,

(11)	liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made, and

(12)

easements, ground leases or rights-of-way for the purpose of roads, pipe lines, transmission lines, distribution lines, communication lines, railways, removal or transportation of coal, lignite, gas, oil or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities and/or equipment.

The Mortgage does not create a lien on the following “excepted property”:

(1)	cash and securities,

(2)	certain equipment, materials or supplies and fuel (including nuclear fuel unless it is expressly subjected to the lien of the Mortgage),

(3)	automobiles and other vehicles,

(4)	receivables, contracts, leases and operating agreements,

(5)	materials or products, including electric energy, that FPL generates, produces or purchases for sale or use by FPL, and

(6)	timber, minerals, mineral rights and royalties.

The Mortgage will generally also create a lien on property that FPL acquires after the date of this prospectus, other than “excepted property.” However, if FPL consolidates with or merges into, or transfers substantially all of the mortgaged property to, another company, the lien created by the Mortgage will generally not cover the property of the successor company, other than the mortgaged property that it acquires from FPL and improvements, replacements and additions to the mortgaged property.

The Mortgage provides that the Mortgage Trustee has a lien on the mortgaged property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. This lien takes priority over the lien securing the Bonds.

Issuance of Additional Bonds. FPL may issue an unlimited amount of First Mortgage Bonds under the Mortgage so long as it meets the issuance tests set forth in the Mortgage, which are generally described below. FPL may issue Bonds from time to time in an amount equal to:

(1)	60% of unfunded Property Additions after adjustments to offset retirements,

(2)	the amount of retired First Mortgage Bonds or Qualified Lien Bonds (as such term is defined in the Mortgage), and

(3)	the amount of cash that FPL deposits with the Mortgage Trustee.

“Property Additions” generally include the following:

(a)	plants, lines, pipes, mains, cables, machinery, boilers, transmission lines, pipe lines, distribution systems, service systems and supply systems,

(b)	nuclear fuel that has been expressly subjected to the lien of the Mortgage,

(c)	railroad cars, barges and other transportation equipment (other than trucks) for the transportation of fuel, and

(d)	other property, real or personal, and improvements, extensions, additions, renewals or replacements located within the United States of America or its coastal waters.

FPL may use any mortgaged property of the type described in (a) through (d) immediately above as Property Additions whether or not that property is in operation and prior to obtaining permits or licenses relating to that property. Securities, fuel (including nuclear fuel unless expressly subjected to the lien of the Mortgage), automobiles or other vehicles, or property used principally for the production or gathering of natural gas do not qualify as Property Additions. The Mortgage contains restrictions on the issuance of First Mortgage Bonds based on Property Additions that are subject to other liens and upon the increase of the amount of those liens.

FPL has reserved the right to amend the Mortgage without the consent or other action by the holders of any First Mortgage Bonds created on or after June 15, 2018, to revise the definition of Property Additions to include any fuel, vehicles or natural gas production or gathering property that become mortgaged property.

In most cases, FPL may not issue Bonds unless it meets the “net earnings” test set forth in the Mortgage, which requires, generally, that FPL’s adjusted net earnings (before income taxes) for 12 consecutive months out of the 15 months preceding the issuance must have been either:

(1)

at least twice the annual interest requirements on all First Mortgage Bonds at the time outstanding, including the Bonds that FPL proposes to issue at the pertinent time, and all indebtedness of FPL that ranks prior or equal to the First Mortgage Bonds, or

(2)

at least 10% of the principal amount of all First Mortgage Bonds at the time outstanding, including the Bonds that FPL proposes to issue at the pertinent time, and all indebtedness of FPL that ranks prior or equal to the First Mortgage Bonds.

The Mortgage requires FPL to replace obsolete or worn out mortgaged property and specifies certain deductions to FPL’s adjusted net earnings for property repairs, retirement, additions and maintenance. With certain exceptions, FPL does not need to meet the “net earnings” test to issue Bonds if the issuance is based on retired First Mortgage Bonds or Qualified Lien Bonds.

As of December 31, 2023, FPL could have issued under the Mortgage in excess of $27 billion of additional First Mortgage Bonds based on unfunded Property Additions and in excess of $7 billion of additional First Mortgage Bonds based on retired First Mortgage Bonds.

Recalibration of Funded Property. FPL has reserved the right to amend the Mortgage without the consent or other action by the holders of any First Mortgage Bonds created on or after June 15, 2018, to change the definition of Funded Property (as defined in the Mortgage), as long as FPL has delivered to the Mortgage Trustee an independent engineer’s certificate referred to as a “funded property certificate.” This funded property certificate would describe all or a portion of mortgaged property which has a fair value not less than 10/6ths of the sum of the principal amount of the First Mortgage Bonds outstanding and the principal amount of the First Mortgage Bonds that FPL is entitled to have authenticated on the basis of retired First Mortgage Bonds. Once this funded property certificate is delivered to the Mortgage Trustee, the definition of Funded Property will mean any mortgaged property described in the funded property certificate. Property Additions will become Funded Property when used under the Mortgage for the issuance of First Mortgage Bonds, the release or retirement of Funded Property, or the withdrawal of cash deposited with the Mortgage Trustee for the issuance of First Mortgage Bonds or the release of Funded Property.

Release and Substitution of Property. FPL may release property from the lien of the Mortgage if it does any of the following in an aggregate amount equal to the fair value of the property to be released:

(1)	deposits with the Mortgage Trustee, cash or, to a limited extent, purchase money mortgages,

(2)	uses unfunded Property Additions acquired by FPL in the last five years, or

(3)	waives its right to issue First Mortgage Bonds,

in each case without satisfying any net earnings requirement.

FPL has reserved the right to amend the Mortgage without the consent or other action by the holders of any First Mortgage Bonds created on or after June 15, 2018, as follows:

(1)	to permit releases of property without the sale or disposition of such property;

(2)	to eliminate the five-year limit referred to in clause (2) above; and,

(3)

to specify that releases of property can be made on the basis of (i) the aggregate principal amount of First Mortgage Bonds that FPL would be entitled to issue on the basis of retired Qualified Lien Bonds; or (ii) 10/6ths of the aggregate principal amount of First Mortgage Bonds that FPL would be entitled to issue on the basis of retired First Mortgage Bonds, in each case with the entitlement being waived by operation of the release, and in each case without satisfying any net earnings requirement.

In addition, FPL has reserved the right to amend the Mortgage without the consent or other action by the holders of any First Mortgage Bonds created on or after June 15, 2018, to permit FPL to release unfunded property if after such release at least one dollar in unfunded Property Additions remains subject to the lien of the Mortgage.

If FPL deposits cash so that it may release property from the lien of the Mortgage or so that it may issue additional First Mortgage Bonds, it may withdraw that cash if it uses unfunded Property Additions or waives its right to issue First Mortgage Bonds without satisfying any net earnings requirement in an amount equal to the cash that FPL seeks to withdraw.

When property released from the lien of the Mortgage is not Funded Property, then, if FPL acquires new Property Additions and files the necessary certificates and opinions with the Mortgage Trustee within two years after such release:

(1)	Property Additions used for the release of that property will not (subject to some exceptions) be considered Funded Property, and

(2)

any waiver by FPL of its right to issue First Mortgage Bonds, which waiver is used for the release of that property, will cease to be an effective waiver and FPL will regain the right to issue those First Mortgage Bonds.

The Mortgage contains provisions relating to the withdrawal or application of cash proceeds of mortgaged property that is not Funded Property that are deposited with the Mortgage Trustee, which provisions are similar to the provisions relating to release of that property. The Mortgage contains special provisions relating to pledged Qualified Lien Bonds and the disposition of money received on those Qualified Lien Bonds.

FPL does not need a release from the Mortgage in order to use its nuclear fuel even if that nuclear fuel has been expressly subjected to the lien and operation of the Mortgage.

Dividend Restrictions. FPL will not enter into a dividend covenant with respect to the Bonds; however, so long as First Mortgage Bonds issued prior to June 15, 2018 are outstanding, the Mortgage will restrict the amount of retained earnings that FPL can use to pay cash dividends on its common stock. The restricted amount may change depending on factors set out in the Mortgage. Other than this restriction on the payment of common stock dividends, the Mortgage does not restrict FPL’s use of retained earnings. As of December 31, 2023, no retained earnings were restricted by these provisions of the Mortgage.

Modification of the Mortgage. Generally the rights of the holders of First Mortgage Bonds may be modified with the consent of the holders of a majority of the principal amount of all of the outstanding First Mortgage Bonds. However, if less than all series of First Mortgage Bonds are affected by a modification, that modification instead requires the consent of the holders of a majority of the principal amount of the outstanding First Mortgage Bonds of all series that are so affected.

Notwithstanding the right to modify of the Mortgage described above, in most cases, the following modifications will not be effective against any holder of First Mortgage Bonds affected by the modification unless that holder consents to:

(1)	modification of the terms of payment of principal and interest payable to that holder,

(2)	modification creating an equal or prior lien on the mortgaged property or depriving that holder of the benefit of the lien of the Mortgage, and

(3)	modification reducing the percentage vote required for modification.

Generally FPL has the right to amend the Mortgage, without the consent of the holders of any First Mortgage Bonds, for any of the following purposes:

(1)	to waive, surrender or restrict any power, privilege or right conferred on FPL under the Mortgage,

(2)	to enter into any further covenants, limitations and restrictions for the benefit of any one or more series of bonds,

(3)	to cure any ambiguity in the Mortgage or any supplemental indenture, or

(4)	to establish the terms and provisions of any new series of First Mortgage Bonds.

FPL has reserved the right to amend the Mortgage without the consent or other action by the holders of any First Mortgage Bonds created on or after June 15, 2018, to permit FPL to amend the Mortgage without the consent of any holders of First Mortgage Bonds for any of the following additional purposes:

(1)	to evidence the assumption by any permitted successor of FPL’s covenants in the Mortgage and in the First Mortgage Bonds,

(2)

to correct or amplify the description of any property at any time subject to the lien of the Mortgage, or better to assure, convey and confirm unto the Mortgage Trustee any property subject or required to be subjected to the lien of the Mortgage, or to subject to the lien of the Mortgage additional property,

(3)

to change, eliminate or add any provision to the Mortgage; provided that no such change, elimination or addition will adversely affect the interests of the holders of First Mortgage Bonds of any series in any material respect,

(4)	to provide for the procedures required for use of a non-certificated system of registration for the First Mortgage Bonds of all or any series,

(5)

to change any place where principal, premium, if any, and interest shall be payable, First Mortgage Bonds may be surrendered for registration of transfer or exchange, and notices and demands to FPL may be served, or

(6)

to cure any ambiguity or to make any other changes or additions to the provisions of the Mortgage if such changes or additions will not adversely affect the interests of First Mortgage Bonds of any series in any material respect.

Default and Notice Thereof. The following are defaults under the Mortgage:

(1)	failure to pay the principal of any First Mortgage Bond when due,

(2)	failure to pay interest on any First Mortgage Bond for 60 days after that interest is due,

(3)	failure to pay principal of or interest on any Qualified Lien Bond beyond any applicable grace period for the payment of that principal or interest,

(4)	failure to pay any installments of funds for retirement of First Mortgage Bonds for 60 days after that installment is due,

(5)	certain events in bankruptcy, insolvency or reorganization pertaining to FPL, and

(6)	the expiration of 90 days following notice by the Mortgage Trustee or the holders of 15% of the First Mortgage Bonds relating to any failure by FPL to perform its other covenants under the Mortgage.

Except in the case of failure to pay principal, interest or any installment for retirement of First Mortgage Bonds, the Mortgage Trustee may withhold notice of default if it believes that withholding the notice is in the interests of the holders of First Mortgage Bonds.

Upon a default, the Mortgage Trustee or holders of 25% of the First Mortgage Bonds may declare the principal and the interest due. The holders of a majority of the First Mortgage Bonds may annul that declaration if the default has been cured. No holder of First Mortgage Bonds may enforce the lien of the Mortgage unless the following things have occurred:

(1)	the holder has given the Mortgage Trustee written notice of a default,

(2)

the holders of 25% of the First Mortgage Bonds have requested the Mortgage Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to the Mortgage Trustee for the costs, expenses and liabilities that the Mortgage Trustee may incur by acting, and

(3)	the Mortgage Trustee has failed to act.

Notwithstanding the foregoing, a holder of First Mortgage Bonds has the right to sue FPL if FPL fails to pay, when due, interest or principal on those First Mortgage Bonds, unless that holder gives up that right.

The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that the repayment is not reasonably assured. The holders of a majority of the First Mortgage Bonds may direct the time, method, and place of conducting any proceedings for any remedy available to the Mortgage Trustee, or exercising any of the Mortgage Trustee’s powers.

Redemption. The redemption terms of the Bonds, if any, will be set forth in a prospectus supplement. Unless otherwise provided in the related prospectus supplement, and except with respect to Bonds redeemable at the option of the holder, Bonds will be redeemable upon notice at least 30 days prior to the redemption date. FPL has reserved the right to amend the Mortgage without any consent, vote or other action of the holders of any First Mortgage Bonds issued after January 1, 2022, including the Bonds, to provide that the Bonds will be redeemable upon notice at least 10 days prior to the redemption date. If less than all of the Bonds of any series are to be redeemed, the Mortgage Trustee will select the First Mortgage Bonds to be redeemed by proration.

Bonds selected for redemption will cease to bear interest on the redemption date. The Mortgage Trustee will pay the redemption price and any accrued interest once the Bonds are surrendered for redemption. If only part of a Bond is redeemed, the Mortgage Trustee will deliver a new Bond of the same series for the remaining portion without charge.

Any redemption at the option of FPL may be conditional upon the receipt by the Mortgage Trustee, prior to the date fixed for redemption, of money sufficient to pay the redemption price. If at the time notice of redemption is given, the redemption moneys are not on deposit with the Mortgage Trustee, then, if such notice so provides, the redemption shall be subject to the receipt of the redemption moneys before the redemption date and such notice of redemption shall be of no force or effect unless such moneys are received.

Purchase of the Bonds. FPL or its affiliates, may at any time and from time to time, purchase all or some of the Bonds at any price or prices, whether by tender, in the open market or by private agreement or otherwise, subject to applicable law.

Satisfaction and Discharge of Mortgage. The Mortgage may be satisfied and discharged if and when FPL provides for the payment of all of the First Mortgage Bonds and all other sums due under the Mortgage.

Evidence to be Furnished to the Mortgage Trustee. FPL furnishes written statements of FPL’s officers, or persons selected or paid by FPL, annually (and when certain events occur) to the Mortgage Trustee to show that FPL is in compliance with Mortgage provisions and that there are no defaults under the Mortgage. In some cases, these written statements must be provided by counsel or by an independent accountant, appraiser or engineer.

DESCRIPTION OF SENIOR DEBT SECURITIES

General. FPL may issue its senior debt securities (other than the Bonds), in one or more series, under an Indenture, dated as of November 1, 2017 between FPL and The Bank of New York Mellon, as indenture trustee or another indenture among FPL and The Bank of New York Mellon as specified in the related prospectus supplement. The indenture or indentures pursuant to which FPL Senior Debt Securities may be issued, as they may be amended and supplemented from time to time, are referred to in this prospectus as the “Indenture.” The Bank of New York Mellon, as trustee under the Indenture, is referred to in this prospectus as the “Indenture Trustee.” These senior debt securities offered pursuant to this prospectus and any applicable prospectus supplement are referred to as the “Offered Senior Debt Securities.”

The Indenture provides for the issuance from time to time of debentures, notes or other senior debt by FPL in an unlimited amount. The Offered Senior Debt Securities and all other debentures, notes or other debt of FPL issued previously or hereafter under the Indenture are collectively referred to in this prospectus as the “Senior Debt Securities.”

This section briefly summarizes some of the terms of the Offered Senior Debt Securities and some of the provisions of the Indenture. This summary does not contain a complete description of the Offered Senior Debt Securities or the Indenture. You should read this summary together with the Indenture and the officer’s certificates or other documents creating the Offered Senior Debt Securities for a complete understanding of all the provisions and for the definitions of some terms used in this summary. The Indenture, the form of officer’s certificate that may be used to create a series of Offered Senior Debt Securities and a form of Offered Senior Debt Securities have previously been filed with the SEC, and are exhibits to the registration statement filed with the SEC of which this prospectus is a part. In addition, the Indenture is or will be qualified under the Trust Indenture Act of 1939 and therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.

All Offered Senior Debt Securities of one series need not be issued at the same time, and a series may be re-opened for issuances of additional Offered Senior Debt Securities of such series. This means that FPL may from time to time, without notice to, or the consent of any existing holders of the previously-issued Offered Senior Debt Securities of a particular series, create and issue additional Offered Senior Debt Securities of such series. Such additional Offered Senior Debt Securities will have the same terms as the previously-issued Offered Senior Debt Securities of such series in all respects except for the issue date and, if applicable, the initial interest payment date. The additional Offered Senior Debt Securities will be consolidated and form a single series with the previously-issued Offered Senior Debt Securities of such series.

Each series of Offered Senior Debt Securities may have different terms. FPL will include some or all of the following information about a specific series of Offered Senior Debt Securities in a prospectus supplement relating to that specific series of Offered Senior Debt Securities:

(1)	the title of those Offered Senior Debt Securities,

(2)	any limit upon the aggregate principal amount of those Offered Senior Debt Securities,

(3)	the date(s) on which the principal of those Offered Senior Debt Securities will be paid,

(4)

the rate(s) of interest on those Offered Senior Debt Securities, or how the rate(s) of interest will be determined, the date(s) from which interest will accrue, the dates on which interest will be paid and the record date for any interest payable on any interest payment date,

(5)

the person to whom interest will be paid on those Offered Senior Debt Securities on any interest payment date, if other than the person in whose name those Offered Senior Debt Securities are registered at the close of business on the record date for that interest payment,

(6)	the place(s) at which or methods by which payments will be made on those Offered Senior Debt Securities and the place(s) at which or methods by which the registered owners of those Offered Senior

Debt Securities may transfer or exchange those Offered Senior Debt Securities and serve notices and demands to or upon FPL,

(7)	the security registrar and any paying agent or agents for those Offered Senior Debt Securities,

(8)

any date(s) on which, the price(s) at which and the terms and conditions upon which those Offered Senior Debt Securities may be redeemed at the option of FPL, in whole or in part, and any restrictions on those redemptions,

(9)

any sinking fund or other provisions, including any options held by the registered owners of those Offered Senior Debt Securities, that would obligate FPL to repurchase, redeem or repay those Offered Senior Debt Securities,

(10)	the denominations in which those Offered Senior Debt Securities may be issued, if other than denominations of $1,000 and any integral multiple of $1,000,

(11)	the currency or currencies in which the principal of or premium, if any, or interest on those Offered Senior Debt Securities may be paid (if other than in U.S. dollars),

(12)

if FPL or a registered owner may elect to pay, or receive, principal of or premium, if any, or interest on those Offered Senior Debt Securities in a currency other than that in which those Offered Senior Debt Securities are stated to be payable, the terms and conditions upon which that election may be made,

(13)

if the principal of or premium, if any, or interest on those Offered Senior Debt Securities may be paid in securities or other property, the type and amount of those securities or other property and the terms and conditions upon which FPL or a registered owner may elect to pay or receive those payments,

(14)

if the amount payable in respect of principal of or premium, if any, or interest on those Offered Senior Debt Securities may be determined by reference to an index or other fact or event ascertainable outside of the Indenture, the manner in which those amounts will be determined,

(15)

the portion of the principal amount of those Offered Senior Debt Securities that will be paid upon declaration of acceleration of the maturity of those Offered Senior Debt Securities, if other than the entire principal amount of those Offered Senior Debt Securities,

(16)

events of default, if any, with respect to those Offered Senior Debt Securities and covenants of FPL, if any, for the benefit of the registered owners of those Offered Senior Debt Securities, other than those specified in the Indenture or any exceptions to those specified in the Indenture,

(17)	the terms, if any, pursuant to which those Offered Senior Debt Securities may be converted into or exchanged for shares of capital stock or other securities of any other entity,

(18)

a definition of “Eligible Obligations” under the Indenture with respect to those Offered Senior Debt Securities denominated in a currency other than U.S. dollars, and whether Eligible Obligations include Investment Securities (as defined in the Indenture) with respect to those Offered Senior Debt Securities

(19)	any provisions for the reinstatement of FPL’s indebtedness in respect of those Offered Senior Debt Securities after their satisfaction and discharge,

(20)	if those Offered Senior Debt Securities will be issued in global form, necessary information relating to the issuance of those Offered Senior Debt Securities in global form,

(21)	if those Offered Senior Debt Securities will be issued as bearer securities, necessary information relating to the issuance of those Offered Senior Debt Securities as bearer securities,

(22)

any limits on the rights of the registered owners of those Offered Senior Debt Securities to transfer or exchange those Offered Senior Debt Securities or to register their transfer, and any related service charges,

(23)	any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of business day with respect to those Offered Senior Debt Securities,

(24)	any collateral security, assurance, or guarantee for those Offered Senior Debt Securities, and

(25)	any other terms of those Offered Senior Debt Securities that are not inconsistent with the provisions of the Indenture. (Indenture, Section 301).

FPL may sell Offered Senior Debt Securities at a discount below their principal amount. Some of the important United States federal income tax considerations applicable to Offered Senior Debt Securities sold at a discount below their principal amount may be discussed in the related prospectus supplement. In addition, some of the important United States federal income tax or other considerations applicable to any Offered Senior Debt Securities that are denominated in a currency other than U.S. dollars may be discussed in the related prospectus supplement.

Except as otherwise stated in the related prospectus supplement, the covenants in the Indenture would not give registered owners of Offered Senior Debt Securities protection in the event of a highly-leveraged transaction involving FPL.

Security and Ranking. The Offered Senior Debt Securities will be unsecured obligations of FPL. The Indenture does not limit FPL’s ability to provide security with respect to other Senior Debt Securities. All Senior Debt Securities issued under the Indenture will rank equally and ratably with all other Senior Debt Securities issued under the Indenture, except to the extent that FPL elects to provide security with respect to any Senior Debt Security (other than the Offered Senior Debt Securities) without providing that security to all outstanding Senior Debt Securities in accordance with the Indenture. The Offered Senior Debt Securities will rank senior to any debt securities of FPL that are expressly subordinated by their terms. The Senior Debt Securities will effectively rank junior to FPL’s First Mortgage Bonds, which are secured by a lien on substantially all of the properties and franchises that FPL owns. The Indenture does not limit the aggregate amount of indebtedness that FPL may issue, guarantee or otherwise incur.

Payment and Paying Agents. Except as stated in the related prospectus supplement, on each interest payment date FPL will pay interest on each Offered Senior Debt Security to the person in whose name that Offered Senior Debt Security is registered as of the close of business on the record date relating to that interest payment date. However, on the date that the Offered Senior Debt Securities mature, FPL will pay the interest to the person to whom it pays the principal. Also, if FPL has defaulted in the payment of interest on any Offered Senior Debt Security, it may pay that defaulted interest to the registered owner of that Offered Senior Debt Security:

(1)	as of the close of business on a date that the Indenture Trustee selects, which may not be more than 15 days or less than 10 days before the date that FPL proposes to pay the defaulted interest, or

(2)

in any other lawful manner that does not violate the requirements of any securities exchange on which that Offered Senior Debt Security is listed and that the Indenture Trustee believes is practicable. (Indenture, Section 307).

Unless otherwise stated in the related prospectus supplement, the principal, premium, if any, and interest on the Offered Senior Debt Securities at maturity will be payable when such Offered Senior Debt Securities are presented at the main corporate trust office of The Bank of New York Mellon, as paying agent, in New York City. FPL may change the place of payment on the Offered Senior Debt Securities, appoint one or more additional paying agents, including FPL, and remove any paying agent. (Indenture, Section 602).

Transfer and Exchange. Unless otherwise stated in the related prospectus supplement, Offered Senior Debt Securities may be transferred or exchanged at the main corporate trust office of The Bank of New York Mellon, as security registrar, in New York City. FPL may change the place for transfer and exchange of the Offered Senior Debt Securities and may designate one or more additional places for that transfer and exchange.

Except as otherwise stated in the related prospectus supplement, there will be no service charge for any transfer or exchange of the Offered Senior Debt Securities. However, FPL may require payment of any tax or other governmental charge in connection with any transfer or exchange of the Offered Senior Debt Securities.

FPL will not be required to transfer or exchange any Offered Senior Debt Security selected for redemption. Also, FPL will not be required to transfer or exchange any Offered Senior Debt Security during a period of 15 days before (i) notice is to be given identifying the Offered Senior Debt Securities selected to be redeemed, and (ii) an Interest Payment Date. (Indenture, Section 305).

Defeasance. FPL may, at any time, elect to have all of its obligations discharged with respect to all or a portion of any Senior Debt Securities. To do so, FPL must irrevocably deposit with the Indenture Trustee or any paying agent, in trust:

(1)

money in an amount that will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Senior Debt Securities, on or prior to their maturity, or

(2)	in the case of a deposit made prior to the maturity of that series of Senior Debt Securities,

(a)

direct obligations of, or obligations unconditionally guaranteed by, the United States and entitled to the benefit of its full faith and credit that do not contain provisions permitting their redemption or other prepayment at the option of their issuer,

(b)

certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations that do not contain provisions permitting their redemption or other prepayment at the option of their issuer, and

(c)	certain other investment-grade securities specified in the Indenture,

the principal of and the interest on which, when due, without any regard to reinvestment of that principal or interest, will provide money that, together with any money deposited with or held by the Indenture Trustee, will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Senior Debt Securities, on or prior to their maturity, or

(3)

a combination of (1) and (2) that will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Senior Debt Securities, on or prior to their maturity. (Indenture, Section 701).

Redemption. The redemption terms of the Offered Senior Debt Securities, if any, will be set forth in a prospectus supplement. Unless otherwise provided in the related prospectus supplement, and except with respect to Offered Senior Debt Securities redeemable at the option of the holder, Offered Senior Debt Securities will be redeemable upon notice between 10 and 60 days prior to the redemption date. If less than all of the Offered Senior Debt Securities of any series or any tranche thereof are to be redeemed and are held in certificated form, the Indenture Trustee will select the Offered Senior Debt Securities to be redeemed by lot. However, if the Offered Senior Debt Securities are held in book-entry form, the Offered Senior Debt Securities to be redeemed shall be selected in accordance with the procedures of the applicable depositary. (Indenture, Sections 403 and 404).

Offered Senior Debt Securities selected for redemption will cease to bear interest on the redemption date. The paying agent will pay the redemption price and any accrued interest once the Offered Senior Debt Securities are surrendered for redemption. (Indenture, Section 405). Except as stated in the related prospectus supplement, on the redemption date FPL will pay interest on the Offered Senior Debt Securities being redeemed to the person to whom it pays the redemption price. If only part of an Offered Senior Debt Security is redeemed, the Indenture Trustee may deliver a new Offered Senior Debt Security of the same series for the remaining portion without charge. (Indenture, Section 406).

Any redemption at the option of FPL may be conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If at the time notice of redemption is given, the redemption moneys are not on deposit with the paying agent, then, if such notice so provides, the redemption shall be subject to the receipt of the redemption moneys on or before the Redemption Date and such notice of redemption shall be of no force or effect unless such moneys are received. (Indenture, Section 404).

Purchase of the Offered Senior Debt Securities. FPL or its affiliates, may at any time and from time to time, purchase all or some of the Offered Senior Debt Securities at any price or prices, whether by tender, in the open market or by private agreement or otherwise, subject to applicable law.

Consolidation, Merger, and Sale of Assets. Under the Indenture, FPL may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

(1)

the entity formed by that consolidation, or the entity into which FPL is merged, or the entity that acquires or leases FPL’s properties and assets, is an entity organized and existing under the laws of the United States, any state or the District of Columbia and that entity expressly assumes FPL’s obligations on all Senior Debt Securities and under the Indenture,

(2)

immediately after giving effect to the transaction, no event of default under the Indenture and no event that, after notice or lapse of time or both, would become an event of default under the Indenture exists, and

(3)	FPL delivers an officer’s certificate and an opinion of counsel to the Indenture Trustee, as provided in the Indenture. (Indenture, Section 1101).

The Indenture does not prevent or restrict:

(a)	any consolidation or merger after the consummation of which FPL would be the surviving or resulting entity,

(b)

any consolidation of FPL with any other entity all of the outstanding voting securities of which are owned, directly or indirectly, by FPL, or any merger of any such entity into any other of such entities, or any conveyance or other transfer, or lease, of properties or assets by any thereof to any other thereof,

(c)	any conveyance or other transfer, or lease, of any part of the properties or assets of FPL which does not constitute the entirety, or substantially the entirety, thereof,

(d)

the approval by FPL of or the consent by FPL to any consolidation or merger to which any direct or indirect subsidiary or affiliate of FPL may be a party, or any conveyance, transfer or lease by any such subsidiary or affiliate of any or all of its properties or assets, or

(e)	any other transaction not contemplated by (1), (2) or (3) in the preceding paragraph. (Indenture, Section 1103).

Events of Default. Each of the following is an event of default under the Indenture with respect to the Senior Debt Securities of any series:

(1)	failure to pay interest on the Senior Debt Securities of that series within 30 days after it is due,

(2)	failure to pay principal or premium, if any, on the Senior Debt Securities of that series when it is due,

(3)

failure to perform, or breach of, any other covenant or warranty in the Indenture, other than a covenant or warranty that does not relate to that series of Senior Debt Securities, that continues for 90 days after (i) FPL receives written notice of such failure to comply from the Indenture Trustee or (ii) FPL and the Indenture Trustee receive written notice of such failure to comply from the registered owners of at least 33% in principal amount of the Senior Debt Securities of that series,

(4)	certain events of bankruptcy, insolvency or reorganization of FPL, or

(5)	any other event of default specified with respect to the Senior Debt Securities of that series. (Indenture, Section 801).

In the case of an event of default listed in item (3) above, the Indenture Trustee may extend the grace period. In addition, if registered owners of a particular series have given a notice of default, then registered owners of at least the same percentage of Senior Debt Securities of that series, together with the Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if FPL has initiated and is diligently pursuing corrective action in good faith. (Indenture, Section 801). An event of default with respect to the Senior Debt Securities of a particular series will not necessarily constitute an event of default with respect to Senior Debt Securities of any other series issued under the Indenture.

Remedies. If an event of default applicable to the Senior Debt Securities of one or more series, but not applicable to all outstanding Senior Debt Securities, exists, then either (i) the Indenture Trustee or (ii) the registered owners of at least 33% in aggregate principal amount of the Senior Debt Securities of each of the affected series may declare the principal of and accrued but unpaid interest on all the Senior Debt Securities of that series to be due and payable immediately. (Indenture, Section 802). However, under the Indenture, some Senior Debt Securities may provide for a specified amount less than their entire principal amount to be due and payable upon that declaration. Such a Senior Debt Security is defined as a “Discount Security” in the Indenture.

If an event of default is applicable to all outstanding Senior Debt Securities, then either (i) the Indenture Trustee or (ii) the registered owners of at least 33% in aggregate principal amount of all outstanding Senior Debt Securities of all series, voting as one class, and not the registered owners of any one series, may make a declaration of acceleration. However, the event of default giving rise to the declaration relating to any series of Senior Debt Securities will be automatically waived, and that declaration and its consequences will be automatically rescinded and annulled, if, at any time after that declaration and before a judgment or decree for payment of the money due has been obtained:

(1)	FPL pays or deposits with the Indenture Trustee a sum sufficient to pay:

(a)	all overdue interest, if any, on all Senior Debt Securities of that series then outstanding,

(b)	the principal of and any premium on any Senior Debt Securities of that series that have become due for reasons other than that declaration, and interest that is then due,

(c)	interest on overdue interest for that series, and

(d)	all amounts then due to the Indenture Trustee under the Indenture, and

(2)

if, after application of money paid or deposited as described in item (1) above, Senior Debt Securities of that series would remain outstanding, any other event of default with respect to the Senior Debt Securities of that series has been cured or waived as provided in the Indenture. (Indenture, Section 802).

Other than its obligations and duties in case of an event of default under the Indenture, the Indenture Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the registered owners of the Senior Debt Securities, unless those registered owners offer reasonable indemnity to the Indenture Trustee. (Indenture, Section 903). If they provide this reasonable indemnity, the registered owners of a majority in principal amount of any series of Senior Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Senior Debt Securities of that series. However, if an event of default under the Indenture relates to more than one series of Senior Debt Securities, only the registered owners of a majority in aggregate principal amount of all affected series of Senior Debt Securities, considered as one class, will have the right to make that direction. Also, the direction must not violate any law or the Indenture, and may not expose the Indenture Trustee to personal liability in circumstances where the indemnity would not, in the Indenture Trustee’s sole discretion, be adequate, and the Indenture Trustee may take any other action that it deems proper and not inconsistent with such direction. (Indenture, Section 812).

A registered owner of a Senior Debt Security has the right to institute a suit for the enforcement of payment of the principal of or premium, if any, or interest on that Senior Debt Security on or after the applicable due date specified in that Senior Debt Security. (Indenture, Section 808). No registered owner of Senior Debt Securities of any series will have any other right to institute any proceeding under the Indenture, or any other remedy under the Indenture, unless:

(1)	that registered owner has previously given to the Indenture Trustee written notice of a continuing event of default with respect to the Senior Debt Securities of that series,

(2)

the registered owners of a majority in aggregate principal amount of the outstanding Senior Debt Securities of all series in respect of which an event of default under the Indenture exists, considered as one class, have made written request to the Indenture Trustee to institute that proceeding in its own name as trustee, and have offered reasonable indemnity to the Indenture Trustee against related costs, expenses and liabilities,

(3)	the Indenture Trustee for 60 days after its receipt of that notice, request and offer of indemnity has failed to institute any such proceeding, and

(4)

no direction inconsistent with that request was given to the Indenture Trustee during this 60 day period by the registered owners of a majority in aggregate principal amount of the outstanding Senior Debt Securities of all series in respect of which an event of default under the Indenture exists, considered as one class. (Indenture, Section 807).

FPL is required to deliver to the Indenture Trustee an annual statement as to its compliance with all conditions and covenants under the Indenture. (Indenture, Section 606).

Modification and Waiver. Without the consent of any registered owner of Senior Debt Securities, FPL and the Indenture Trustee may amend or supplement the Indenture for any of the following purposes:

(1)

to provide for the assumption by any permitted successor to FPL of FPL’s obligations under the Indenture and the Senior Debt Securities in the case of a merger or consolidation or a conveyance, transfer or lease of FPL’s properties and assets substantially as an entirety,

(2)	to add covenants of FPL or to surrender any right or power conferred upon FPL by the Indenture,

(3)	to add any additional events of default,

(4)

to change, eliminate or add any provision of the Indenture, provided that if that change, elimination or addition will materially adversely affect the interests of the registered owners of Senior Debt Securities of any series or tranche, that change, elimination or addition will become effective with respect to that particular series or tranche only

(a)	when the required consent of the registered owners of Senior Debt Securities of that particular series or tranche has been obtained, or

(b)	when no Senior Debt Securities of that particular series or tranche remain outstanding under the Indenture,

(5)	to provide collateral security for all but not a part of the Senior Debt Securities,

(6)	to create the form or terms of Senior Debt Securities of any other series or tranche,

(7)	to provide for the authentication and delivery of bearer securities and the related coupons and for other matters relating to those bearer securities,

(8)

to accept the appointment of a successor Indenture Trustee or co-trustee with respect to the Senior Debt Securities of one or more series and to change any of the provisions of the Indenture as necessary to provide for the administration of the trusts under the Indenture by more than one trustee,

(9)	to add procedures to permit the use of a non-certificated system of registration for all, or any series or tranche of, the Senior Debt Securities,

(10)	to change any place where

(a)	the principal of and premium, if any, and interest on all, or any series or tranche of, Senior Debt Securities are payable,

(b)	all, or any series or tranche of, Senior Debt Securities may be surrendered for registration, transfer or exchange, and

(c)	notices and demands to or upon FPL in respect of Senior Debt Securities and the Indenture may be served,

(11)

to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Indenture, provided those changes or additions may not materially adversely affect the interests of the registered owners of Senior Debt Securities of any series or tranche, or

(12)

to amend and restate the Indenture in its entirety, but with such additions, deletions and other changes as shall not adversely affect the interests of the holders of Senior Debt Securities of any series or tranche in any material respect. (Indenture, Section 1201).

The registered owners of a majority in aggregate principal amount of the Senior Debt Securities of all series then outstanding may waive compliance by FPL with certain restrictive provisions of the Indenture. (Indenture, Section 607). The registered owners of a majority in principal amount of the outstanding Senior Debt Securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and a default with respect to certain restrictive covenants or provisions of the Indenture that cannot be modified or amended without the consent of the registered owner of each outstanding Senior Debt Security of that series affected. (Indenture, Section 813).

In addition to any amendments described above, if the Trust Indenture Act of 1939 is amended after the date of the Indenture in a way that requires changes to the Indenture or in a way that permits changes to, or the elimination of, provisions that were previously required by the Trust Indenture Act of 1939, the Indenture will be deemed to be amended to conform to that amendment of the Trust Indenture Act of 1939 or to make those changes, additions or eliminations. FPL and the Indenture Trustee may, without the consent of any registered owners, enter into supplemental indentures to make that amendment. (Indenture, Section 1201).

Except for any amendments described above, the consent of the registered owners of a majority in aggregate principal amount of the Senior Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of Senior Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the registered owners of a majority in aggregate principal amount of outstanding Senior Debt Securities of all directly affected series, considered as one class, is required. But, if FPL issues any series of Senior Debt Securities in more than one tranche and if the proposed supplemental indenture directly affects the rights of the registered owners of Senior Debt Securities of less than all of those tranches, then the consent only of the registered owners of a majority in aggregate principal amount of the outstanding Senior Debt Securities of all directly affected tranches, considered as one class, will be required. However, none of those amendments or modifications may:

(1)	change the dates on which the principal of or interest on a Senior Debt Security is due without the consent of the registered owner of that Senior Debt Security,

(2)

reduce any Senior Debt Security’s principal amount or rate of interest (or the amount of any installment of that interest) or change the method of calculating that rate without the consent of the registered owner of that Senior Debt Security,

(3)	reduce any premium payable upon the redemption of a Senior Debt Security without the consent of the registered owner of that Senior Debt Security,

(4)	change the currency (or other property) in which a Senior Debt Security is payable without the consent of the registered owner of that Senior Debt Security,

(5)

impair the right to sue to enforce payments on any Senior Debt Security on or after the date that it states that the payment is due (or, in the case of redemption, on or after the redemption date) without the consent of the registered owner of that Senior Debt Security,

(6)

reduce the percentage in principal amount of the outstanding Senior Debt Securities of any series or tranche whose owners must consent to an amendment, supplement or waiver without the consent of the registered owner of each outstanding Senior Debt Security of that particular series or tranche,

(7)	reduce the requirements for quorum or voting of any series or tranche without the consent of the registered owner of each outstanding Senior Debt Security of that particular series or tranche, or

(8)

modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Senior Debt Securities of any series or tranche, without the consent of the registered owner of each outstanding Senior Debt Security affected by the modification.

A supplemental indenture that changes or eliminates any provision of the Indenture that has expressly been included only for the benefit of one or more particular series or tranches of Senior Debt Securities, or that modifies the rights of the registered owners of Senior Debt Securities of that particular series or tranche with respect to that provision, will not affect the rights under the Indenture of the registered owners of the Senior Debt Securities of any other series or tranche. (Indenture, Section 1202).

The Indenture provides that, in order to determine whether the registered owners of the required principal amount of the outstanding Senior Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, or whether a quorum is present at the meeting of the registered owners of Senior Debt Securities, Senior Debt Securities owned by FPL or any other obligor upon the Senior Debt Securities or any affiliate of FPL or of that other obligor (unless FPL, that affiliate or that obligor owns all Senior Debt Securities outstanding under the Indenture, determined without regard to this provision), will be disregarded and deemed not to be outstanding. (Indenture, Section 101).

If FPL solicits any action under the Indenture from registered owners of Senior Debt Securities, FPL may, at its option, fix in advance a record date for determining the registered owners of Senior Debt Securities entitled to take that action, but FPL will not be obligated to do so. If FPL fixes such a record date, that action may be taken before or after that record date, but only the registered owners of record at the close of business on that record date will be deemed to be registered owners of Senior Debt Securities for the purposes of determining whether registered owners of the required proportion of the outstanding Senior Debt Securities have authorized that action. For these purposes, the outstanding Senior Debt Securities will be computed as of the record date. Any action of a registered owner of any Senior Debt Security under the Indenture will bind every future registered owner of that Senior Debt Security, or any Senior Debt Security replacing that Senior Debt Security, with respect to anything that the Indenture Trustee or FPL do, fail to do, or allow to be done in reliance on that action, whether or not that action is noted upon that Senior Debt Security. (Indenture, Section 104).

Resignation and Removal of Indenture Trustee. The Indenture Trustee may resign at any time with respect to any series of Senior Debt Securities by giving written notice of its resignation to FPL. Also, the registered owners of a majority in principal amount of the outstanding Senior Debt Securities of one or more series of Senior Debt Securities may remove the Indenture Trustee at any time with respect to the Senior Debt Securities of that series, by delivering an instrument evidencing this action to the Indenture Trustee and FPL. The resignation or removal of the Indenture Trustee and the appointment of a successor trustee will not become effective until a successor trustee accepts its appointment.

Except with respect to a trustee under the Indenture appointed by the registered owners of Senior Debt Securities, the Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture if:

(1)	no event of default under the Indenture or event that, after notice or lapse of time, or both, would become an event of default under the Indenture exists, and

(2)

FPL has delivered to the Indenture Trustee a resolution of its Board of Directors appointing a successor trustee and that successor trustee has accepted that appointment in accordance with the terms of the Indenture. (Indenture, Section 910).

Notices. Notices to registered owners of Senior Debt Securities will be sent by mail to the addresses of those registered owners as they appear in the security register for those Senior Debt Securities. (Indenture, Section 106).

Title. FPL, the Indenture Trustee, and any agent of FPL or the Indenture Trustee, may treat the person in whose name a Senior Debt Security is registered as the absolute owner of that Senior Debt Security, whether or not that Senior Debt Security is overdue, for the purpose of making payments and for all other purposes, regardless of any notice to the contrary. (Indenture, Section 308).

Governing Law. The Indenture and the Senior Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles thereunder. (Indenture, Section 112).

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

FPL may issue its subordinated debt securities, in one or more series, under one or more indentures between FPL and The Bank of New York Mellon, as trustee. The terms of any offered subordinated debt securities and the applicable indenture will be described in a prospectus supplement.

INFORMATION CONCERNING THE TRUSTEES

FPL and its affiliates, including NEE and NextEra Energy Capital Holdings, Inc., maintain various banking and trust relationships with Deutsche Bank Trust Company Americas. In addition, FPL, NEE and its subsidiaries, including NextEra Energy Capital Holdings, Inc., and various of their affiliates maintain various banking and trust relationships with The Bank of New York Mellon and its affiliates. The Bank of New York Mellon acts, or would act, as (i) Indenture Trustee, security registrar and paying agent under the Indenture described under “Description of Senior Debt Securities” above, (ii) as trustee under indentures for debt securities of NextEra Energy Capital Holdings, Inc. and NextEra Energy, Inc., (iii) as trustee under a guarantee agreement for NextEra Energy Capital Holdings, Inc. debt securities by NextEra Energy, Inc. and (iv) as purchase contract agent under a NextEra Energy, Inc. purchase contract agreement.

PLAN OF DISTRIBUTION

FPL may sell the securities offered pursuant to this prospectus (“Offered Securities”):

(1)	through underwriters or dealers,

(2)	through agents, or

(3)	directly to one or more purchasers.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

Through Underwriters or Dealers. If FPL uses underwriters in the sale of the Offered Securities, the underwriters will acquire the Offered Securities for their own account. The underwriters may resell the Offered Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the Offered Securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to the Offered Securities, the obligations of the underwriters to purchase those Offered Securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of those Offered Securities if they purchase any of them. If FPL uses a dealer in the sale, FPL will sell the Offered Securities to the dealer as principal. The dealer may then resell those Offered Securities at varying prices determined at the time of resale.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Through Agents. FPL may designate one or more agents to sell the Offered Securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Directly. FPL may sell the Offered Securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.

General Information. A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to FPL from the sale of the Offered Securities, any initial public offering price and other terms of the offering of those Offered Securities.

FPL may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the Offered Securities from FPL at the public offering price and on the terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

The Offered Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which are referred to herein as the “remarketing firms,” acting as principals for their own accounts or as agent for FPL, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with FPL, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

FPL may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by FPL or borrowed from any of them or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from FPL in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

FPL may have agreements to indemnify underwriters, dealers and agents against, or to contribute to payments which the underwriters, dealers and agents may be required to make in respect of, certain civil liabilities, including liabilities under the Securities Act of 1933.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Florida Power & Light Company’s Annual Report on Form 10-K, and the effectiveness of Florida Power & Light Company and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

Morgan, Lewis & Bockius LLP, New York, New York and Squire Patton Boggs (US) LLP, co-counsel to FPL, will pass upon the legality of the Offered Securities for FPL. Hunton Andrews Kurth LLP, New York, New York, will pass upon the legality of the Offered Securities for any underwriters, dealers or agents. Morgan, Lewis & Bockius LLP and Hunton Andrews Kurth LLP may rely as to all matters of Florida law upon the opinion of Squire Patton Boggs (US) LLP. Squire Patton Boggs (US) LLP may rely as to all matters of New York law upon the opinion of Morgan, Lewis & Bockius LLP. From time to time, Hunton Andrews Kurth LLP acts as counsel to affiliates of FPL for some matters.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or in any written communication from FPL specifying the final terms of a particular offering of securities. FPL has not authorized anyone else to provide you with additional or different information. FPL is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

Florida Power & Light Company

$     Floating Rate Notes, Series due July 2, 2074

PROSPECTUS SUPPLEMENT

June , 2024

Morgan Stanley

UBS Investment Bank

RBC Capital Markets

Citigroup